UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2010

SAVE THE WORLD AIR, INC.

 (Exact name of registrant as specified in charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

235 Tennant Avenue, #5
Morgan Hill, California 95037
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 778-0101

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 (Entry into a Material Definitive Agreement) and 8.01 (Other Events)

As previously reported in the Form 10-K of Save the World Air, Inc. (the “Company”), filed with the Securities and Exchange Commission on March 31, 2010, on or about October 5, 2005, Bruce H. McKinnon (“McKinnon”),  then president of the Company, and the Company, entered into an Amended and Restated Employment Agreement, which provided for, among other things, a term expiring on December 31, 2007.  On or about June 15, 2007, McKinnon and the Company entered into a Separation Agreement and General Mutual Release of Claims (the “Separation Agreement”).  On or about August 31, 2007, McKinnon demanded payment of $238,696.15 pursuant to the terms of the Separation Agreement.  Payment was not made by the Company, and McKinnon thus commenced an arbitration proceeding against the Company seeking payment of $238,696.15, plus payment for unpaid vacation pay, reimbursement of expenses, reimbursement of health insurance premiums, interest, attorneys’ fees, labor code penalties and arbitration fees.  The total amount demanded by McKinnon was $344,642, which was awarded to McKinnon on May 21, 2009, following completion of an arbitration hearing on March 12, 2009 (the “Arbitration Award”).

On July 17, 2009, the Superior Court of the State of California, County of Los Angeles in the matter titled Bruce H. McKinnon v. Save the World Air, Inc. (Case No. BS 114835), confirmed the Arbitration Award and entered judgment thereon in favor of McKinnon in the amount of $344,642, plus attorneys’ fees in the amount of $1,750 and costs of $40, plus interest of approximately $23,107, plus additional attorneys’ fees (the “Judgment”).  Since entry of the Judgment, McKinnon has engaged in collection efforts, resulting, to date, in seizure of a Company bank account containing approximately $8,000.  McKinnon also filed a Form UCC-1 Financing Statement against the assets of the Company.

On April 7, 2010, McKinnon and the Company entered into an Agreement Re: Collection on Judgment (the “Settlement Agreement”) wherein McKinnon, among other things, agreed to cease further collection efforts on the Judgment, and the Company, among other things, agreed to satisfy the Judgment for, and McKinnon agreed to accept as full and final satisfaction of the Judgment, subject to certain payment waivers described below, a total amount of $360,000, plus interest of ten percent (10%) per annum from March 15, 2010, on the unpaid balance until paid (the “Settlement Amount”), payable as follows:  $30,000 on April 7, 2010 (payment of which was made); $85,000 on or before April 15, 2010; and, $15,000 per month commencing on June 1, 2010, until paid.

As noted, the Settlement Agreement provides that McKinnon shall cease all enforcement and collection efforts in connection with the Judgment, and further provides that if the Company defaults in any payment due McKinnon, McKinnon will be entitled to reinitiate his collection efforts to enforce and execute upon the Judgment in the full amount thereof plus additional amounts due under the Settlement Agreement, less a credit for the total amount of payments made by the Company pursuant to the Settlement Agreement, plus liquidated damages in the amount of $35,000, plus attorneys’ fees and interest.  McKinnon has agreed that within fifteen (15) days following payment in full of the Settlement Amount, McKinnon will execute and provide the Company with a full satisfaction of Judgment, and further will terminate his UCC-1 filing against the assets of the Company.

The Settlement Agreement also provides that if the Company makes all payments thereunder, on a timely basis, McKinnon will waive final payments due him in the amount of $35,000, and if the Company makes all payments due under the Settlement Agreement on or before September 30, 2010, McKinnon will waive an additional $20,000 due him, for a total payment waiver of $55,000.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2010	SAVE THE WORLD AIR, INC.
	By:	/s/ Cecil Kyte
Cecil Kyte
Chief Executive Officer